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                                                                     EXHIBIT 5.1


                         [Thompson & Knight Letterhead]
                                August 18, 2000


PawnMart, Inc.
6300 Ridglea Place, Suite 724
Fort Worth, Texas   76116

Ladies and Gentlemen:

         We have acted as counsel for PawnMart, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of Post-Effective Amendment No. 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-70635) (the "Registration Statement"), relating to the proposed public offering by the Company of up to $10,000,000 in principal amount of 12% Subordinated Notes Due 2004 (the "Notes"), 600,000 Series A Redeemable Common Stock Purchase Warrants (the "Warrants") and 600,000 shares of Common Stock, par value $.01 per share, issuable upon exercise of the Warrants (the "Warrant Shares").

         Capitalized terms used in this opinion that are not otherwise defined herein shall have the meaning ascribed to them in the Registration Statement.

         In connection with the foregoing, we have examined the originals or copies certified or otherwise authenticated to our satisfaction of the Registration Statement, and such corporate records of the Company, certificates of officers or other representatives of the Company, certificates of public officials, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed.

         Based upon the foregoing and in reliance thereon and subject to the assumptions and qualifications hereinafter specified, it is our opinion that the Notes and the Warrants to be sold by the Company (and the Warrant Shares issuable under the Warrants), each of which is to be sold pursuant to the Registration Statement and in accordance with the terms of the Underwriting Agreement filed as an exhibit to the Registration Statement (and, in the case of the Warrant Shares, which will be issued upon exercise as set forth in the Warrant Agreement filed as an exhibit to the Registration Statement), will, upon issuance, assuming payment of the purchase price or exercise price therefor, as the case may be, and effectiveness of the Registration Statement (and, in the case of the Warrant Shares, assuming exercise as provided in the Warrant Agreement), be duly authorized, legally and validly issued, fully-paid and nonassessable.

         We hereby consent to the reference to this firm in the Prospectus included in the Registration Statement under the caption "Legal Matters", and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The foregoing, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the 1933 Act.

                                       Respectfully submitted,

                                       /s/ Thompson & Knight L.L.P.

                                       THOMPSON & KNIGHT L.L.P.